Exhibit 10.3

DCP SERVICES, LLC
2008 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective March 1, 2017)

DCP SERVICES, LLC
2008 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective March 1, 2017)

( i)

DCP SERVICES, LLC
2008 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective March 1, 2017)

PURPOSE
The purpose of this DCP Services, LLC 2008 Long-Term Incentive Plan (the “Plan”) is to help attract, motivate, and retain qualified key management personnel through a long-term incentive compensation plan that will provide them with competitive compensation opportunities and align their interests with the interests of DCP Midstream and its Affiliates.

1.	Definitions
“Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise, and includes Enbridge and Phillips 66 so long as either party owns a fifty percent (50%) interest in DCP Midstream.
“Award” means a grant of Restricted Phantom Units or Strategic Performance Units granted under the Plan.
“Board” means the Board of Directors of DCP Midstream.
“Change in Control” means the date on which one of the following, each referred to as a “Change in Control Event,” shall have occurred with respect to DCP Midstream:
(a)    a merger, consolidation, transfer, lease or sale of substantially all of the assets or other capital transaction involving DCP Midstream, as a result of which there is a change in the membership of the Board such that the members of the Board immediately preceding the transaction are in a minority immediately following the transaction, or
(b)    liquidation or dissolution of DCP Midstream,
to the extent any such occurrence is consistent with the meaning of “change in control” under Code Section 409A, the final regulations or any subsequent guidance issued regarding a change in control for non-subchapter C-corporations. In the event that the definition of change in control under Code section 409A is broader than Change in Control as defined in this section, the Committee may determine, in its sole discretion, to apply the definition provided in Code Section 409A or any such guidance.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Board or such committee of the Board appointed to administer the Plan, if any.

“Company” means DCP Services, LLC, a wholly-owned subsidiary of DCP Midstream, and any successor entities.
“Date of Grant” means the effective date as of which a Restricted Phantom Unit or a Strategic Performance Unit, as the case may be, is granted to a Participant.
“DCP” means DCP Midstream, LP.
“DCP Midstream” means DCP Midstream, LLC.
“DER” means a dividend/distribution equivalent right, being a contingent right granted with respect to a Unit, to receive an amount in cash equal to the cash dividends and/or cash distributions in US dollars, as the case may be, made with respect to the DCP, Enbridge and/or Phillips 66 securities comprising the particular Unit during the period such Award is outstanding with the amount of such dividends and distributions being equal to the Fair Market Value of the Unit.
“Disability” means a “disability” under the Company’s or Participating Employer’s long-term disability plan, provided such definition complies with the requirements of Section 409A of the Code and, in the event it does not, “disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Employee” means any employee of the Company or any Participating Employer.
“Enbridge” means Enbridge, Inc and any successor in interest to Enbridge.
“Executive Deferred Compensation Plan” means the DCP Services, LLC Executive Deferred Compensation Plan, as amended from time to time.
“Fair Market Value” means the closing sales price of a DCP common unit, Enbridge common share or Phillips 66 common share on the principal national securities exchange, using US dollars or other market in which trading in such common unit or common share occurs on the applicable Valuation Date, or to the extent provided in the Grant Agreement, over such period of consecutive business days ending on the Valuation Date, as reported in The Wall Street Journal (or other reporting service approved by the Committee). If there is no trading in the common units or common shares on such Valuation Date, the next preceding date on which there was trading shall be used. If a designated period of consecutive business days is provided for in the Grant Agreement and there is no trading on one or more of such days, then only the days for which there was trading shall be used. If the common units or common shares are not traded on a national securities exchange or other market at the time a determination of Fair Market Value is required to be made hereunder, the Fair Market Value per DCP common unit, Enbridge common share and/or Phillips 66 common share shall be deemed to be an amount as determined in good faith by the Committee by applying any reasonable valuation method, which may be an independent third party evaluation; provided, that any such determination shall be made in compliance with the regulations under Code Section 409A.  Factors to be considered by the Committee in establishing Fair Market Value shall include as applicable: the value of tangible and intangible assets, the present value of anticipated future cash flows, the market value of stock or equity interests in similar corporations and other entities engaged in substantially similar trades or businesses, the stock of which is to be valued, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), recent arm’s length transactions involving the sale or transfer of such stock or equity interests, and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the service recipient, its stockholders, or its creditors.  The use of a valuation method shall take into consideration all available information material to the value of DCP, Enbridge and Phillips 66 at the time of the grant of the Award and the Fair Market Value shall be established not longer than 12 months prior to the date of the grant of the Award.
“Grant” means the grant of a Restricted Phantom Unit or a Strategic Performance Unit, as the case may be, subject to such terms and conditions as may be set forth in the Grant Agreement accompanying such Award.
“Grant Agreement” or “Agreement” means, with respect to a Grant, the agreement accompanying such Grant which sets forth the Performance Schedule (if applicable), Performance Period, vesting and/or other terms and conditions pertaining to that Grant, as established by the Committee.
“Layoff” means an involuntary Termination of Service of a Participant by the Company or Participating Employer for reasons other than “cause” as determined by the Company, in its discretion.
“Participant” means an Employee to whom a Grant has been made pursuant to the Plan.
“Participating Employer” means any Subsidiary which, with the Company’s consent, has adopted the Plan as provided for in Section 2(e) of the Plan.
“Performance Period” means the period established in the respective Grant Agreement during which a Strategic Performance Unit is to become earned or, with respect to a Restricted Phantom Unit, Vested.
“Performance Schedule” means the schedule outlining Strategic Performance goals attached to the Strategic Performance Unit Grant Agreement.
“Phillips 66” means Phillips 66 and any successor in interest to Phillips 66.
“Plan Document” means this Plan and any Grant Agreement in respect of any Award.
“Restricted Phantom Unit” means a Unit, the payment of which is not dependent upon a Performance Schedule.
“Retirement” means an Employee’s Termination of Service on or after attaining age 55 and completing five (5) continuous years of service with the Company and/or its Affiliates. Service prior to the effective date of the Employee’s Grant Agreement shall be included for purposes of this definition.
“Strategic Performance” means any measure established by the Committee in its sole discretion that compares DCP, Enbridge’s and/or Phillips 66’s performance to the attainment of strategic objectives. The Committee may alter, amend or revise, in its sole discretion, the strategic objectives to be measured for succeeding Performance Periods.
“Strategic Performance Unit” means a Unit that will be paid to a Participant if Strategic Performance for a Performance Period satisfies the Performance Schedule contained in a Grant Agreement.
“Subsidiary” means an entity that is a member of the controlled group of employers with the Company for purposes of Section 414(b) and (c) of the Code.
“Termination of Service” means a Participant ceases to be an Employee for any reason.
“Unit” means a notional unit having a value, as of the applicable Valuation Date, equal to the Fair Market Value of a common share of Enbridge, a common share of Phillips 66 and/or a common unit of DCP, unless provided otherwise in the Grant Agreement approved by the Committee in its discretion.
“Valuation Date” means the date as of which an Award is to be valued, as stated in a Grant Agreement.
“Vest,” and the correlative term “Vested,” shall mean that the Award has become earned subject to the terms of the Grant Agreement and the Plan.

2.	Administration
(a)The Plan shall be administered by the Committee.
(b)The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and for the proper administration of the Plan.
(c)Awards granted to an Employee shall be evidenced by a Grant Agreement. All such Grant Agreements may be entered into by the Company as agent for the Participating Employers, but all Awards shall be and remain the liability of the Participating Employer employing the Participant at the time of such Grants.
(d)The Committee’s interpretation and construction of the provisions of the Plan and rules and regulations adopted by the Committee shall be final. No member of the Committee or the Board shall be liable for any action taken, or determination made, in respect of the Plan in good faith. Each member of the Committee and each member of the Board shall be fully justified in relying upon or acting in good faith upon any opinion, report, or information furnished in connection with the Plan by any accountant, counsel, or other specialist (including officers of the Company or a Subsidiary, whether or not such persons are Participants in the Plan).
(e)This Plan may be adopted by a Subsidiary upon approval by the Board of Directors of such Subsidiary and the Board or Committee whereupon such entity shall become a Participating Employer.

3.Eligibility and Participation
(a)The Committee shall from time to time determine those Employees who, in its discretion, are to receive Awards, the type of such Awards, and the terms and conditions of any such Grant to be made; provided, in those cases in which the Committee has delegated to the Chief Executive Officer (the “CEO”) of DCP Midstream or other officers of DCP Midstream the authority to make such determination with respect to certain classes of Employees, such determinations shall be made by the CEO or such officers, as applicable.
(b)Each Grant shall be evidenced by a Grant Agreement in such form and with such terms and conditions, as the Committee may from time to time determine. The rights of a Participant with respect to any Grant shall at all times be subject to the terms and conditions set forth in the Grant Agreement relating thereto and in the Plan. Different Grants need not contain terms or conditions similar to any Grant made prior thereto or contemporaneously therewith. The Committee’s determinations under the Plan (including determinations of which Employees, if any, are to receive Grants, the form, amount and timing of such Grants, the terms and provisions of such Grants and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees who receive, or are eligible to receive, Grants under the Plan.

4.Grants

4.1	Grant of Awards
(a)The Performance Schedule for each Strategic Performance Unit shall be established by the Committee at the time of Grant. Unless provided otherwise in the Grant Agreement, at the conclusion of each Performance Period Strategic Performance Units, to the extent earned, shall become Vested and payable. A Restricted Phantom Unit shall not be subject to a Performance Schedule unless the Grant Agreement provides otherwise.
(b)The length of each Performance Period shall be for such period as provided in the Grant Agreement.
(c)Except as provided in Sections 4.1(d) and 4.1(e) or provided otherwise in a Participant’s Grant Agreement, upon a Participant’s Termination of Service, the Participant’s Grants and all rights thereunder shall automatically terminate effective at the close of business on the Participant’s Termination of Service; provided, however, that in the case of a Participant’s

Termination of Service due to Retirement, Disability, Layoff or death after the first anniversary of the initial Date of Grant for the year, unless the Grant Agreement provides otherwise, the Participant shall become contingently Vested in a pro-rata portion of the Award with respect to each Strategic Performance Unit then outstanding based on the number of days in the Performance Period that have lapsed through the date of Termination of Service compared with the total number of days in the Performance Period rounded to the nearest whole Unit, but only to the extent the goals set forth on the Performance Schedule applicable to such Award are achieved, as determined by the Committee, in its sole discretion.
Upon a Participant’s Termination of Service the Participant’s Grants and all rights thereunder shall automatically terminate effective at the close of business on the Participant’s Termination of Service; provided, however, that in the case of a Participant’s Termination of Service due to Retirement, Disability, Layoff or death after the first anniversary of the initial grant date for the year, each Restricted Phantom Unit outstanding as of the date of such Termination of Service shall automatically Vest in full, unless the Grant Agreement provides otherwise.
If a Participant’s Termination of Service is a result of the Participant’s transfer to an Affiliate that is not a Subsidiary, all rights of the Participant with respect to each Award then outstanding shall be determined by the Committee, in its sole discretion.
(d)Notwithstanding Section 4.1(c), in the event a Participant takes an approved leave of absence, or has a Termination of Service for reasons that, in the judgment of the Committee, are deemed to be special circumstances, the Committee may take such action in respect of all or some of the outstanding Grants and Grant Agreements as it may deem appropriate in its discretion under the circumstances.
(e)At the end of each Performance Period, the Committee shall evaluate DCP’s Strategic Performance for the purpose of the Strategic Performance Units to determine whether and the extent, if any, in the judgment of the Committee that the performance goals set forth in the Performance Schedule applicable to the Award have been earned for the Performance Period. To the extent earned, any resultant Award payment may nonetheless be reduced or cancelled as a result of the application of the provisions in Section 4.1(c) or may be reduced, cancelled or increased by the Committee, in its sole and absolute discretion, either in individual cases or in the aggregate.
(f)During the Performance Period, an amount equal to the DERs paid with respect to a Restricted Phantom Unit then outstanding shall be paid quarterly in cash to the Participant, unless the Grant Agreement provides otherwise. With respect to Strategic Performance Units an amount equal to the DERs paid with respect to such Award during the Performance Period shall be credited to a notional account (without interest) for the Participant and at the end of the Performance Period the amount credited to such account shall be paid to the Participant in cash, but only with respect to a Strategic Performance Unit that becomes Vested. Any DERs accumulated with respect to a Strategic Performance Unit (or portion thereof) that does not become Vested shall be forfeited at the end of the Performance Period (or its earlier forfeiture date, if applicable).
(g)Awards shall be paid pursuant to their Grant Agreements, but no later than 2½ months following the end of the Plan year in which the Performance Period terminates unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A, less all applicable taxes required to be withheld therefrom. Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A and payable upon separation from service (as defined under Code Section 409A), payment (or deferral into the Executive Deferred Compensation Plan) will be made within the 2-1/2 month period following the Participant’s separation from service, except that if the Participant is a specified employee (as defined under Code Section 409A) as of the date of the separation from service, no payment will be made earlier than six months after the date of separation from service. Any payments to which such specified employee would be entitled during the first six months following the date of separation from service will be accumulated and paid on the first day of the seventh month following the date of separation from service.

4.2	Provisions Common to Awards
(a)Awards shall be nontransferable and nonassignable, except that any such Grant may be transferred (i) to such beneficiary as the Participant may designate in the event of death or (ii) by testamentary instrument or by the laws of descent and distribution. The Committee shall prescribe the form and manner in which beneficiary designations shall be made, revoked or amended. Any valid beneficiary designation on file with the Company shall take priority over any conflicting provision of any testamentary or similar instrument.
(b)The establishment of the Plan shall not confer any legal rights upon any Employee or other person to continued employment, nor shall it interfere with the right of the Company or any Participating Employer (which right is hereby reserved) to discharge or demote any Employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant.
(c)In the event that any Participant engages in any activity which the Company determines is detrimental to the Company or any Subsidiary or Affiliate, or otherwise fails to substantially perform his or her obligations or duties as an Employee or is otherwise demoted, the Committee may, at any time prior to payment of an Award to a Participant, cancel or reduce the Award in whole or in part.

5.Amendment or Discontinuance
Subject to the limitations set forth in this Section 5, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Grants theretofore awarded under the Plan, notwithstanding any contrary provisions contained in any Grant Agreement. In the event of any such amendment to the Plan, the holder of any Grant outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Grant Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Section 5 shall materially adversely affect any rights of Participants or obligations of the Company to Participants with respect to any award theretofore granted under the Plan without the consent of the affected Participant. In the event that the Plan is terminated, the treatment of an Award that is subject to Section 409A of the Code shall be governed by the following (1) all arrangements that are required to be aggregated with the Plan for purposes of Section 409A, if the Participant participated in all arrangements, are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements, (3) all payments are made within 24 months of the termination of the arrangements, and (4) the Company and its affiliates (for purposes of Section 409A) do not adopt a new arrangement that would be aggregated with any terminated arrangement under Regulation §1.409A-1(c) if the same service provider participated in both arrangements, at any time within five years following the date of termination of the arrangement.

6.	Recapitalization, Merger, and Consolidation; Change in Control
(a)The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company or any Participating Employer to make or authorize any or all adjustments, reorganizations, or other changes in its capital structure and its business, or any merger or consolidation of the entity, or the dissolution or liquidation of the entity, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(b)In the event of a Change in Control, the Board, in its sole discretion, may determine the disposition of any Award issued previously or prospectively under the Plan, as long as the Award is not subject to Section 409A of the Code, and may also, in its sole discretion, determine the disposition of the Plan.
7.Miscellaneous
(a)Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by a Grant Agreement, or any amendment thereto, duly authorized by the Committee, and then only to the extent and upon the terms and conditions expressly set forth therein.
(b)The Company or Participating Employer shall have the right to deduct from all amounts paid hereunder all taxes required by law to be withheld with respect to such payments.
(c)THE VALIDITY, CONSTRUCTION AND EFFECT OF THE PLAN, ANY PLAN DOCUMENTS, AND ANY ACTIONS TAKEN OR RELATING TO THE PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.
(d)The Plan shall be unfunded. Neither the Company, any Participating Employer, the Committee, nor the Board shall be required to segregate any assets or secure any liability that may at any time be represented by Grants made pursuant to the Plan.
(e)Notwithstanding anything in the Plan, Grant Agreement or any other plan, agreement or contract to the contrary, with respect to an Award that is subject to Section 409A of the Code, payment of such Award may not be accelerated if such acceleration would result in the payment being subject to tax under Section 409A.

IN WITNESS WHEREOF, the Company has caused the DCP Services, LLC 2008 Long-Term Incentive Plan to be executed on this 27th day of April, effective as of March 1, 2017.

DCP Services, LLC

By:	/s/ Tamara L Bray

Tamara L Bray
Group Vice-President
Chief Human Resources Officer